UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 27, 2010

A. T. CROSS COMPANY
(Exact name of registrant as specified in its charter)

Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On October 27, 2010, the registrant issued the following press release announcing financial results for the three and nine month periods ended October 3, 2010:

C R O S S®
News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY DELIVERS STRONG THIRD QUARTER RESULTS

•	Third Quarter Sales Increased 11.8%
•	Third Quarter EPS of $0.13 vs. $0.06 in Q3 2009
•	Both Optical and Accessory Segments Grew Revenue and Profits
•	Company Repurchased 1.4 Million Shares for $5.7 Million

Lincoln, RI – October 27, 2010 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the third quarter ended October 2, 2010.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “We are very pleased with our third quarter and year to date performance.  In both periods, our business grew by nearly 12% and our bottom line improved significantly.  The Cross Optical Group continued its exceptional 2010 performance delivering year to date revenue growth of 18% and operating income growth of nearly 30%.  We are excited by the market share gains the sunglass business is achieving and believe that its opportunities and growth prospects are numerous.  In the Cross Accessory Division, we continued to see top line growth in every region of the world.  As a result of the work done in 2009 to improve our cost structure, growth in the Accessory Division’s operating income exceeded revenue growth in both percentage and absolute terms.”

Third Quarter 2010 Results

Consolidated sales for the third quarter of 2010 increased by 11.8% to $38.2 million compared to $34.1 million in the third quarter of 2009.  The Cross Accessory Division (CAD) recorded revenue of $23.1 million, an increase of 8.7% compared to last year.  The Cross Optical Group (COG) reported a third quarter sales increase of 16.9%, to $15.1 million.  The Optical Group’s revenue growth was driven by growth of both the Costa and Native brands.

Gross margin in the quarter was 54.4% compared to 52.6% in last year’s third quarter.  Both segments improved their gross margin with the COG expanding 310 basis points.

Operating income in the quarter was $2.2 million as compared to $0.2 million in the third quarter of last year.  Operating income growth was benefited by a 4% increase in operating expenses versus 11.8% increase in sales.

Net income for the quarter was $1.6 million, or $0.13 per share, compared to $0.9 million, or $0.06 per share, last year.

Year-To-Date 2010 Results

Consolidated sales for the first nine months of 2010 increased by 11.7% to $114.3 million compared to $102.3 million for the same period of 2009.  CAD recorded revenue of $65.2 million or 7.3% higher than last year while COG’s revenue grew 18.3% to $49.1 million from 2009’s $41.5 million.  Both the Costa and Native brands reported revenue growth for the nine-month period.

Gross margin for the nine months 2010 was 56.2% or 230 basis points higher than the 2009 nine-month period.  CAD and COG gross margins expanded 240 and 180 basis points, respectively.

Year to date operating income was $6.7 million or $7.1 million higher than the nine month 2009 operating loss of $0.4 million.

Guidance

The Company is maintaining its previously announced 2010 earnings guidance of $0.45 per share.

Stock Repurchase

In the third quarter of 2010, the Company repurchased approximately 1.4 million shares of its Class A common stock for approximately $5.7 million.  Since December 2009, when the Company acquired 1.5 million shares, a total of 2.9 million or 19% of the outstanding shares have been repurchased for approximately $10.9 million.

Conference Call

The Company’s management will host a conference call today, October 27, 2010 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  A live webcast of the call will be accessible on the Company’s website at www.cross.com.  The webcast will be archived for 30 days on this site, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on October 27, 2010 through November 3, 2010 by dialing (800) 642-1687 or (706) 645-9291 for international callers, and entering the pass code of 18708207.

About A.T. Cross Company
Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com , the Costa website at www.costadelmar.com  and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected sales and earnings performance for 2010 due to expected continued share growth in the Optical Group, a lowered cost base in CAD, and strategic investments in the business made in 2009, particularly within the Optical Group).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to deliver products as planned, the ability to maintain a substantially reduced cost base,  and the continued effect of the economic climate on consumers’ willingness to purchase discretionary items and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of October 27, 2010.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$38,156	$34,129	$114,277	$102,275
Cost of goods sold	17,410	16,184	50,107	47,172
Gross Profit	20,746	17,945	64,170	55,103

Selling, general and administrative expenses	15,918	15,090	50,053	47,553
Service and distribution costs	1,897	1,664	5,366	5,003
Research and development expenses	694	745	2,067	1,940
Restructuring charges	-	252	-	1,049
Operating Income (Loss)	2,237	194	6,684	(442)
Interest and other (expense) income	(437)	408	(853)	(366)
Income (Loss) Before Income Taxes	1,800	602	5,831	(808)
Income tax provision (benefit)	170	(324)	1,313	(1,420)
Net Income	$1,630	$926	$4,518	$612

Net Income per Share:
Basic	$ 0.13	$ 0.06	$ 0.35	$ 0.04
Diluted	$ 0.13	$ 0.06	$ 0.34	$ 0.04

Weighted Average Shares Outstanding:
Basic	12,124	14,578	12,929	14,823
Diluted	12,524	14,646	13,193	14,825

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Segment Data: Cross Accessory Division
Net Sales	$23,092	$21,246	$65,191	$60,773
Operating Income (Loss)	248	(1,418)	(952)	(6,350)

Segment Data: Cross Optical Group
Net Sales	$15,064	$12,883	$49,086	$41,502
Operating Income	1,989	1,612	7,636	5,908

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	October 2, 2010	October 3, 2009
Assets
Cash and cash equivalents	$9,582	$10,372
Short-term investments	1,993	6,009
Accounts receivable	25,858	24,930
Inventories	35,373	30,232
Deferred income taxes	4,151	4,339
Other current assets	5,908	6,805
Total Current Assets	82,865	82,687

Property, plant and equipment, net	15,389	15,267
Goodwill	15,279	15,279
Intangibles and other assets	12,680	12,544
Deferred income taxes	10,142	11,439

Total Assets	$136,355	$137,216

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$24,052	$18,611
Retirement plan obligations	2,351	2,504
Total Current Liabilities	26,403	21,115

Long-term debt	19,221	19,721
Retirement plan obligations	13,834	14,751
Deferred gain on sale of real estate	2,868	3,389
Other long-term liabilities	654	1,863
Accrued warranty costs	1,483	1,298
Shareholders' equity	71,892	75,079

Total Liabilities and Shareholders' Equity	$136,355	$137,216

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: October 29, 2010	KEVIN F. MAHONEY (Kevin F. Mahoney) Senior Vice President, Finance Chief Financial Officer